Exhibit (c)(2)
Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.
BID SUMMARY
Northland Cable Properties Seven (“NCP-7), Northland Cable Properties Eight (“NCP-8”) and Clayton, GA

Bidder	Properties Included in Bid	Valuation	Valuation Breakout (per sub)		Notes / Excerpts

[***]	· NCP-7: Toccoa/Royston, Sandersville, Vidalia · NCP-8: Swainsboro, Aliceville · Clayton	· $27,365,000 — $31,575,000 · $1,300 — 1,500 per sub · 5.1x — 5.9x Annualized CF · 7.1x — 8.2x Annualized EBITDA*	· Toccoa/Royston: · Sandersville: · Vidalia: · Swainsboro: · Aliceville: · Clayton:	$1,300 — $1,500 $1,300 — $1,500 $1,300 — $1,500* $1,300 — $1,500* $1,300 — $1,500* $1,300 — $1,500
·     “We are hesitant to change the valuation range that we previously provided for all of the systems ($1,300 — $1,500), given we do not have enough information on the cost of the upgrade.”
·     “With a better understanding of the capital requirements we would be able to refine our valuation and provide a specific number that could be at the high end or potentially above our valuation range.”
·     “As part of our bid we would require all of the systems in Georgia. We would be willing to let the Alabama system go which would imply that the Vidalia system would be valued at the high end of our range.”

· See Notes. If don’t take Aliceville, then Vidalia at “high end of range.“He probably means Swainsboro.

[***]	· NCP-7: Toccoa/Royston, Sandersville, Vidalia · NCP-8: Swainsboro · Clayton	· $22,000,000 — $27,000,000 · $1,250 — 1,500 per sub · 4.7x — 5.7x Annualized CF · 6.4x — 7.8x Annualized EBITDA*	· Toccoa/Royston: · Sandersville: · Vidalia: · Swainsboro: · Aliceville: · Clayton:	$1,250 — $1,500 $1, 250 — $1,500 $1, 250 — $1,500 $1, 250 — $1,500 N/A $1, 250 — $1,500
·     “In regard to the northland properties I would have the same per sub value on all the locations. Additionally I am only interested in the full group of assets and not pieces so you should view our proposal as an all or nothing bid.”

[***]	· NCP-7: Toccoa/Royston, Sandersville, Vidalia	· $18,537,270 · $1,410 per sub · 5.3x Annualized CF · 7.3x Annualized EBITDA*	· Toccoa/Royston: · Sandersville: · Vidalia: · Swainsboro: · Aliceville: · Clayton:	$1,410 $1,410 $1,410 N/A N/A N/A
·     "[W]e would be prepared to sign a definitive asset purchase agreement within thirty (30) days after the acceptance of this offer and would expect to completed our due diligence within thirty (30) days of the signing of such agreement.”
·     “We’ve decided on one package bid for the Toccoa, Royston, Vidalia and Sandersville systems. Our bid for the combined 13,147 subs represented is $18,537,270 or $1,410 per subscriber.”

[***]	· NCP-7: Toccoa/Royston, Sandersville, Vidalia · NCP-8: Swainsboro, Aliceville · Clayton	· $31,551,000 · $1,500 per sub · 5.9x Annualized CF · 8.2x Annualized EBITDA*	· Toccoa/Royston: (blended price is: · Sandersville: · Vidalia: · Swainsboro: · Aliceville: · Clayton:	$1,630 / $1,185 $1,521) $1,563 $1,630 $1,675 $1,286 $1,180
·     "[***] has relationships with several equity and debt sources and is currently in discussions with them to fund this acquisition.”
·     [T]his expression of interest is contingent upon purchasing all of the Northland Cable Systems consisting of 21,034 Eligible Basic Subscribers.

Green River Media and Communications	· NCP-7: Toccoa/Royston, Sandersville, Vidalia · NCP-8: Swainsboro, Aliceville · Clayton	· $31,754,082 · $1,510 per sub · 5.9x Annualized CF · 8.2x Annualized EBITDA*	· Toccoa/Royston: · Sandersville: · Vidalia: · Swainsboro: · Aliceville: · Clayton:	$1,568 $1,568 $1,568 $1,548 $1,548 $1,100
·     “Offer is based on the assumption that all three Systems will be purchased simultaneously.”
·     "[I]f the Sellers would accept a portion of the proceeds in the form of a promissory note, we would be able to increase the purchase price.”
·     “Green River will complete the additional due diligence review within thirty (30) days of the execution of the Asset Purchase Agreement.”
·     “Green River will have sixty (60) days from the date of the Asset Purchase Agreement to obtain a financing commitment reasonably acceptable to Green River. Any equity required to complete the transaction that cannot be funded internally by the principals of Green River shall be funded through private equity resources with which Green River has pre-existing relationships.”
·     3 month exclusivity period from execution of LOI.

Northland	· NCP-8: Swainsboro, Aliceville	· $7,490,000* · $1,364 per sub · 5.5x Annualized CF · 7.7x Annualized EBITDA*	· Aliceville: · Swainsboro:	$1,082 $1,660	· Fairness opinion.

*	EBITDA = System cash flow less management overhead allocations.